QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.33

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPERATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

NATAURAL GAS LIQUIDS PURCHASE AGREEMENT

By and Between

ONEOK HYDROCARBON, L.P.

and

MARKWEST WESTERN OKLAHOMA GAS COMPANY, L.L.C.

Dated: August 25, 2006

 NATURAL GAS LIOUIDS PURCHASE AGREEMENT

        This Natural Gas Liquids Purchase Agreement ("Agreement") is made on this 29 Day of August, 2006, by and between MarkWest Western Oklahoma Gas Company, L.L.C., an Oklahoma limited liability company, ("Seller"), and ONEOK Hydrocarbon, L.P., a Delaware limited partnership, ("Buyer"). Buyer and Seller may be referred to herein as a "Party", or collectively as "Parties" .

        WHEREAS, Seller or its Affiliates (defined below) are in the business of producing and marketing NGL's (defined below), and Owns or Controls certain raw natural gas liquid production from Seller's Arapaho gas processing plant in Custer County, Oklahoma (hereinafter referred to as the "Plant"); and

        WHEREAS, Seller wishes to sell to Buyer all NGL's extracted at the Plant which are Owned or Controlled by Seller; and

        WHEREAS, Buyer wishes to purchase such NGL's pursuant to the terms and conditions hereinafter set forth..

        NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, Seller and Buyer agree as follows:

1.    Definitions.    In this Agreement, each of the following terms shall have the meanings assigned as follows:

A.
"Adjusted Base Differential" shall have the meaning set forth in Section 6.

B.
"Affiliate" of a corporation, partnership, company, or other business enterprise or entity (collectively "Person") shall mean a Person which directly or indirectly controls, is controlled by, or is under common control with such Person. As used herein, the term "control" (including its derivatives and similar terms) means (i) owning, directly or indirectly, at least fifty percent (50%) of the voting rights attributable to the outstanding shares of the controlled Person if such voting rights confer upon the shareholder the power, directly or indirectly, to direct, or cause to be directed, the management and policies of the controlled Person, or (ii) with respect to a Person that is not a corporation, having the power, directly or indirectly, to direct, or cause to be directed, the management and policies of the controlled Person through the ownership of voting securities, other ownership interests, by contract, or otherwise.

C.
"Alternate Facilities" shall have the meaning set forth in Section 17.

D.
"Barrel" shall mean forty-two U.S. Gallons.

E.
"Base Differential" shall have the meaning set forth in Section 6.

F.
"Base Rate" shall have the meaning set forth in Appendix 1 and Section 6.

G.
"Business Day" shall mean Monday through Friday of each week, excluding holidays and any day in which usual business cannot be conducted due to events of Force Majeure.

H.
"CO2" shall mean carbon dioxide.

I.
"CO2 Content" shall have the meaning set forth in Section 7.

J.
"CO2 Quality Adjustment Fee" shall have the meaning set forth in Section 7.

L.
"Contract Year" shall mean each twelve (12) Month period during the term hereof beginning on the first Day of the Original Contract Term.

M.
"Control", "Controlled" or "Controls" shall mean, when referring to NGL's, NGL's that Seller or its Affiliates, as the case may be, has the right, directly or indirectly, to sell.

N.
"Day" shall mean a period of twenty-four (24) consecutive hours commencing at 7:00 A.M. Central Time.

N.
"Delivery Point(s)" shall mean the pipeline interconnection between Buyer's (or its Affiliate's) pipeline facilities and the Plant's facilities.

O.
"Effective Date" shall mean August 1, 2006.

P.
"E/P" shall mean approximately an ** ethane/propane mix.

Q.
"Excess Methane Quality Adjustment Fee" shall have the meaning set forth in Section 7.

R.
"Force Majeure" shall have the meaning set forth in Section 17.

S.
"Forward Contract" shall have the meaning set forth in Section 16.

T.
"Forward Contract Merchant" shall have the meaning set forth in Section 16.

U.
"Fuel Gas Cost" as used in Section 6, shall mean the cost per MMBtu of the natural gas used to fractionate the NGL's sold hereunder at Buyer's Fractionator. The price per MMBtu of such Fuel Gas Cost shall be deemed to be equal to (i) the Southern Star Central Gas Pipelines Inc. ("Southern Star") ** for the Month of delivery and sale, as published each Month by "Inside F.E.R.C.", plus (ii) the then ** for Southern Star plus the maximum ** for the ** and the maximum ** and the maximum **. Capitalized terms in this subsection, not otherwise defined herein, shall be as set forth in Southern Star's Tariff.

1.
If "Inside F.E.R.C." ceases to be published, or if it ceases to publish the Southern Star index as described above, then such index shall, if available, be obtained from an alternative industry publication (either private or government) which publishes the same pricing information. If such index price is no longer available, then Buyer and Seller shall, within sixty (60) Days of the first Day of the Month that the cessation occurred, agree upon an alternative pricing mechanism which will reflect the fair market price of natural gas utilized as fuel in the Fractionator. The alternative pricing mechanism agreed upon shall apply retroactively to the first Day of the Month that the posting terminated. If the parties cannot agree upon an alternate pricing mechanism within the period stipulated above, then the issue of fuel cost shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

ii.
If the tariff(s) described above ceases to be published, the replacement shall be the published tariff(s), which most closely resembles the original tariff, retroactive to the first Day of the Month when the original index ceased to be available. If there is no such replacement tariff(s), then Buyer and Seller shall mutually agree upon an alternative tariff(s) within sixty (60) Days after the first Day of the Month that the original tariff(s) became unavailable. The alternate tariff(s) agreed upon shall apply retroactively to the first Day of the Month that the original tariff(s) became unavailable. If the parties cannot agree upon an alternate method or tariff within the sixty (60) Day period, the issue of the appropriate replacement tariffts) shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

V.
"Fractionator" shall mean Buyer's fractionation facility located at or near Medford, Oklahoma.

W.
"Fractionation and Gathering System" shall have the meaning set forth in Section 16.

X.
"Gallon" shall mean a U.S. Gallon of 231 cubic inches of liquid corrected for temperature to sixty degrees (60°) Fahrenheit, and atthe equivalent vapor pressure of the liquid.

Y.
"Guarantor" shall have the meaning set forth in Section 16.

Z.
"Linefill" shall have the meaning set forth in Section 5.

AA.
"Losses" shall have the meaning set forth in Sections 3 and 16.

BB.
"Maximum Production" shall have the meaning set forth in Section 3.

CC.
"Month" shall mean a period of time commencing at 7:00 A.M. on the first Day of a calendar Month and ending at 7:00 A.M. on the first Day of the next calendar Month.

DD.
"NGL's" shall mean the mixture of liquid hydrocarbons and non-hydrocarbon components that are condensed, adsorbed and/or absorbed from or separated out of natural gas processed in the Plant. NGL' s shall not include field condensate recovered in gas gathering systems, unless otherwise mutually agreed. As used herein, "condensate" means liquid hydrocarbons that separate from natural gas due to temperature and/or pressure changes upstream of a gas plant.

EE.
"Original Contract Term" shall have the meaning set forth in Section 2.

FF.
"Own", "Owned" "Ownership" or "Owns" shall mean, when referring to NGL's, NGL's to which Seller or any of its Affiliates holds title.

GG.
"Plant" shall mean the Arapahoe gas processing plant located in Custer County, Oklahoma.

HH.
"Propane Plus" shall mean P-Grade propane, I-Grade isobutane, normal butane and M-Grade 14# RVP natural gasoline.

II.
"Ratably" or "Ratable" shall mean or refer to the delivery of NGL's throughout each Month, in daily quantities that are approximately equal to the volume of NGL's delivered during the Month divided by the number of Days in that Month.

JJ.
"Use" shall have the meaning set forth in Section 4.

KK.
"Year" shall mean a period of three hundred sixty-five (365) consecutive Days; provided, however, that any Year which contains three hundred sixty-six (366) consecutive Days shall also constitute one "Year."

2.    Term.    This Agreement shall begin on the Effective Date, and shall be effective until ** (the "Original Contract Term"). This Agreement shall continue in effect **

** unless either Party gives the other Party written notice of termination at least ** prior to the end of the Original Contract Term or the end of any subsequent **.

3.    Delivery by Seller, Acceptance by Buyer.

A.
Quantity.    Subject to the provisions herein including without limitation the volume limitations set forth below, Seller shall Ratably deliver and sell to Buyer at the Delivery Point and Buyer shall accept and purchase from Seller at the Delivery Point, all of the NGUs extracted at the Plant that Seller Owns or Controls. Such volume of NGL's is estimated to be up to ** Barrels per Day (the "Maximum Production").

  Buyer shall accept the NGL's tendered by Seller pursuant to this Agreement at volumes up to the Maximum Production; provided, however, Buyer shall have the right to not accept any NGL's in excess of the Maximum Production upon providing notice of such to Seller. Should Buyer decline acceptance of any such excess volumes above the Maximum Production, then Seller shall be released from the terms and conditions of this Agreement with regard to such excess volumes which have been declined by Buyer and Seller may sell, construct its own facilities or contract for the handling or disposition of such declined excess volumes to third parties or otherwise, as Seller deems appropriate.

  ** beginning on the Effective Date or an anniversary thereof, Seller fails to deliver an average of at least ** percent (**%) of the then-effective Maximum Production from the Plant, then Buyer shall have the right, within sixty (60) Days **, by providing written notice to Seller, to reduce the then-effective Maximum Production for the Plant to a number of Barrels per Day equal to the average daily volume of NGL's actually delivered from the Plant **. Such reduction shall be effective as of the date of Buyer's notice. For purposes of calculating the ** during any such **

  during such period on which either of the following conditions occur shall be ** calculation of the ** during such Period: (i) the ** to Buyer hereunder are ** or (ii) the Plant was **.

  If the volume of the Owned and Controlled NGL's available to be delivered hereunder from the Plant increases to a level which is in excess of the then-effective Maximum Production for such Plant, then Seller may request an increase in the then-effective Maximum Production to the volume of Owned NGL's and Controlled NGL's that Seller estimates to be available from such Plant, which such request must be in writing and detail the basis for the increase or anticipated increase in volume. Buyer shall respond, in writing, to Seller's request within thirty (30) Days of Buyer's receipt of Seller's request. If Buyer declines to increase the then-effective Maximum Production for the Plant, then the volume of Owned NGL's and/or Controlled NGL's which is in excess of the then-effective Maximum Production for such Plant shall be permanently released from this Agreement, and Seller shall be free to dispose of such excess NGL's in any manner deemed appropriate by Seller.

B.
Change in Operations.    Seller shall notify Buyer via E-Mail prior to any event known to Seller which would reasonably be expected to cause NGL's to be delivered hereunder at significant variance from the normal delivery rate for a period of two Days or more. Such event(s) include without limitation (i) Seller's election to begin or cease its recovery of ethane, or (ii) by-passing the Plant with all or a portion of the natural gas stream normally processed in the Plant. Seller shall notify Buyer of any such event promptly following its occurrence if such event was not known by Seller prior to its occurrence.

C.
Deliveries.

i.
Seller has installed, or shall cause to be installed, and shall operate, or cause to be operated, at its sole cost and expense, any facilities or equipment necessary to deliver the NGL's to the Delivery Point. Seller shall deliver the NGL's (i) at a consistent and continuous flow over a twenty-four (24) hour period as reasonably practicable, and (ii) at temperatures and pressures in accordance with those set forth in Exhibit Y.

ii.
If Seller fails to deliver NGL's on a reasonably Ratable basis, in Buyer's judgment, then Buyer shall notify Seller and the parties shall promptly meet to attempt in good faith to determine a mutually agreeable remedy to such failure. If the parties are not able to agree upon a reasonable remedy within thirty (30) Days of Seller's receipt of such notice, then Buyer shall have the right but not the obligation to install appropriate facilities (such as a back-pressure valve, for example) to regulate flows, at Seller's cost and expense. If Buyer elects to install such facilities, such installation shall not relieve Seller of its obligation to deliver NGL's as set forth in this subsection C. Buyer shall invoice Seller for all reasonably incurred direct costs and expenses involved in the installation of such facilities, and Seller shall pay such invoice within ten (10) Days of Seller's receipt thereof. Buyer and Seller acknowledge that operation of such a back pressure valve may cause additional fluctuations in produced NGL volumes by causing Plant shutdowns and instability of operations. Buyer agrees that if any such operation is imposed on Seller's Plant, that it will work in good faith with Seller's operations personnel to insure commercially reasonable Plant operations and avoid unreasonable Plant shutdowns.

iii.
Seller shall filter the NGL's tendered hereunder to ensure that particles do not interfere with, or damage, the measurement equipment utilized to measure deliveries hereunder. Seller shall maintain and replace such filters on a regular and timely basis.

iv.
Title to and risk of loss associated with the NGL's shall pass from Seller to Buyer upon completion of delivery at the Delivery Point.

D.
Quality.

i.
Seller shall deliver NGL's which meet Buyer's specifications as such specifications may change from time to time in accordance with this Section 3.D.i., the most current of which are contained in Exhibit Y. Buyer shall have the right, but not the obligation, to reasonably modify such specifications to meet or conform to downstream conditions or requirements as a result of governmental regulation, industry standards for similarly situated persons, or changes promulgated or recommended by the Gas Processors Association or its successor(s). Buyer shall have the right to inspect and refuse to accept any NGL's which do not meet the specifications contained in Exhibit Y. If Seller has delivered NGL's that have contaminated the common fungible stream, Buyer may treat or otherwise dispose of the contaminated stream in any reasonable commercial manner at Seller's sole expense. Seller shall, without duplication of the consideration provided Buyer as Quality Adjustment Fees pursuant to Section 7 below, indemnify, reimburse and hold Boyer harmless from and against all claims, penalties, treating or blending fees, losses, costs, expenses, liabilities or damages of any kind or nature (including reasonable attorney's fees and court costs associated therewith) (collectively "Losses") to the extent caused by or arising out of Seller's delivery to Buyer of NGL's not meeting the aforementioned quality standards. Such Losses may include, but not be limited to, blending costs, filters, slop fees, loss allowances, throughput fees, additional tariffs, storage fees, fractionation fees, and discounts in sales prices required to market contaminated NGL's or purity products fractionated therefrom. Seller shall monitor the quality of its NGL's in order ensure such NGL's meet the quality specifications in this Agreement.

ii
NGL's delivered hereunder shall be subject to Buyer's inspection, and rejection if such NGL's fail to meet the quality standards required by this Agreement. Failure of Buyer to exercise its right of rejection from time to time shall not constitute a waiver of such right, nor a waiver of Seller's obligation to monitor the quality of its NGL's.

E.
Marketing Agreements.    Seller shall not enter into any agreement that would require or allow any NGL's which are Owned or Controlled by Seller or its Affiliates to be marketed by a party other than Seller unless that party agrees that all such NGL's shall be subject to this Agreement. Seller shall not forfeit, diminish, or relinquish any right to take NGL's in kind, unless the recipient of the NGL's not so taken in kind agrees that all such NGL's shall be subject to this Agreement. This paragraph shall not apply to any volumes of NGL's that have been permanently released from this Agreement pursuant to Section 3.A. above.

4.    Purchase of NGL's.

A.
Except as otherwise provided herein, Buyer shall purchase, during the Month of delivery by Seller, a number of Gallons of each component calculated according to the number of Gallons of each hydrocarbon component contained in the NGL's delivered by Seller to Buyer. For purposes of calculating the volume of components to be purchased hereunder, methane delivered up to the limits set forth in Exhibit Y shall be deemed to be ethane, but no credit shall be given for carbon dioxide and other non-hydrocarbon components contained in the NGL's delivered to Buyer, or for methane delivered in excess of the limits set forth in Exhibit Y.

B.
The price to be paid for the NGL's purchased hereunder shall be equal to the Monthly average price per Gallon (for the Month of delivery and sale) applicable to each hydrocarbon component which comprises the NGL's sold by Seller and purchased by Buyer hereunder at the Delivery Point, as published by OPIS ** (the "** Price"). The adjustment fees and charges due Buyer hereunder, including but not limited to the Adjusted Base Differential described below shall be deducted from the ** Price.

C.
Buyer reserves the right (i) to reject any pipelines presented for loading/unloading which would present an unsafe or potentially unsafe situation, and (ii) to refuse to load/unload, transfer, or handle any NGL's under any conditions it reasonably deems unsafe, including without limitation conditions caused by personnel, equipment, procedures, and/or weather conditions.

D.
With regard to NGL's delivered from Seller, its customer or agent at Buyer's facilities, Seller agrees that it and its customers, agents and employees will comply with Buyer's safety regulations and rules when on Buyer's premises. Seller shall indemnify, defend and hold Buyer harmless from and against any and all liability occurring from or arising out of any non-compliance with such safety regulations and rules or the negligence of Seller, its agents or customers. Likewise, Buyer agrees that it and its customers, agents and employees will comply with Seller's safety regulations and rules when on Seller's premises. Buyer shall indemnify, defend and hold Seller harmless from and against any and all liability occurring from or arising out of any non-compliance with such safety regulations and rules or the negligence of Buyer, its agents or customers.

E.
Use of Products.    Buyer acknowledges the hazards associated with the handling, storage, transportation, use, misuse, disposal or subsequent processing (the "Use") of the NGL's and assumes the responsibility of advising those of its employees, agents, contractors, and customers, who shall use, work or come in contact with the NGL's, of the hazards to human health or human or environmental safety, whether such NGL's are used singly or in combination with other substances or in any processes or otherwise. Buyer shall indemnify, defend and hold Seller harmless from and against any and all liability occurring from or arising out of a breach of Buyer's obligations under this Section and from and against claims, demands or cause of action for personal injury, damage to the environment or property arising from or attributable to Buyer's Use of the NGL's.

F.
Material Safety Data Sheets.    Seller shall supply Buyer on a timely basis with Material Safety Data Sheets (MSDS) on the NGL's, which MSDS shall be in compliance with applicable laws and regulations in disclosing risks and dangers of the NGL's, and of the handling, transporting and processing the same.

5.    Linefill

A.
Amount of Linefill.    Buyer shall retain title to and possession of a volume of NGL's equal to ** of the Maximum Production from the Plant (the "Linefill"), as the Maximum Production may be revised from time to time. The quantity of Linefill retained by Buyer will be ** of the Effective Date if (i) the ** to Buyer hereunder during the Contract Year ending on such date, ** the provisions of Section 3.A., ** (ii) ** the Linefill then retained by Buyer. If the ** of the Linefill then retained by Buyer, then Buyer shall be entitled to ** of Products ** the following ** months. If the ** the Linefill then retained by Buyer, then Buyer shall ** of Products ** pursuant to the terms of this Agreement, ** the following ** months. Further, if the Maximum Production is increased or reduced pursuant to Section 3.A., then the amount of Linefill to be retained by Buyer will be **, and the ** and the ** after shall be ** the next ** months.

B.
Purpose of Line fill.    The Linefill shall be held to cover intransit time. Within ten (10) Days after the expiration or early termination of this Agreement, or immediately upon an event of default by Buyer under Section 16, provided, in each case, that Seller has performed all of its obligations herein, Buyer shall make payment to Seller for such retained Linefill, at the price in effect during the Month that this Agreement expires or terminates, or in which the event of default occurs, as applicable. If this Agreement has not been terminated or has not otherwise expired following such payment by Buyer, Buyer may immediately terminated this Agreement.

6.    Base and Adjusted Base Differential.    For each Gallon of purity products which will be fractionated from the NGL's delivered to Buyer at the Delivery Point as determined by Buyer's measurement and analysis, Seller shall pay Buyer a purchase differential as set forth in the table below ("Base Purchase Differential"), as adjusted pursuant to the following provisions of this Section. Such Base Differential

(as adjusted) shall be charged Seller by Buyer upon receipt of NGL's at the Delivery Point and shall be deducted from the purchase price of the NGL's in accordance with Section 4.b.

Product	Base Purchase Differential ¢/Gal.
Propane Plus	**
Ethane in E/P	**
A.
Fuel Gas Adjustment.    The Base Purchase Differential, insofar as it is composed of the Fuel Gas Cost, shall be adjusted at the beginning of each Month beginning on the Effective Date by an amount attributable to the change in Fuel Gas Cost posted by Inside FERC during the current Month of actual delivery hereunder, and compared to the Base Rate, all as more fully described in Appendix 1 hereto. The Base Rate for such Fuel Gas Cost shall be equal to $** per MMBtu, and the Efficiency Factor applicable thereto shall be as set forth in Appendix 1. If the Fuel Gas Cost is ** in any Month, then the Fuel Gas Adjustment as described in this Subsection A **.

B.
Fractionator Electrical Power Adjustment.    The Base Purchase Differential, insofar as it is composed of the actual electrical power costs for Buyer's Fractionator, shall be adjusted at the beginning of each Month beginning on the Effective Date by an amount attributable to the change in Buyer's actual electrical power costs incurred at the Fractionator during the Month prior to the Month in question, and compared to the Base Rate, all as more fully described in Appendix 1 hereto. The Base Rate for actual electrical power costs applicable to the Fractionator shall equal to $** per KWH, and the Efficiency Factor applicable thereto shall be as set forth in Appendix 1. If the actual electrical power costs for the Fractionator is ** for the Fractionator's electrical power in any Month, then the electrical power Adjustment as described in this Subsection B **.

C.
Gathering System Electrical Power Adjustment.    The Base Purchase Differential, insofar as it is composed of the actual electrical power costs for Buyer's or its Affiliate's pipeline gathering system. shall be adjusted at the beginning of each Month beginning on the Effective Date by an amount attributable to the change in Buyer's actual electrical power costs applicable to such gathering system incurred during the Month prior to the Month in question, and compared to such Base Rate, all as more fully described in Appendix 1 hereto. The Base Rate for electrical power costs applicable to such gathering system shall equal to $** per KWH, and the Efficiency Factor applicable thereto shall be as set forth in Appendix 1. If the actual electrical power costs for such gathering system is ** for said gathering system in any Month, then the electrical power Adjustment as described in this Subsection C **.

D.
Adjusted Base Differential.    The Base Purchase Differential, as adjusted in accordance with Subsections A, B and C above, shall be referred to herein as the "Adjusted Base Differential."

7.    Quality Adjustment Fees.    In addition to the Adjusted Base Differential specified above, Seller shall pay Buyer the quality adjustment fees specified below.

A.
CO2 Quality Adjustment Fees.    Buyer shall deduct from the payments due Seller hereunder a CO2 quality adjustment fee ("CO2 Quality Adjustment Fee") if the CO2 Content (defined below) reaches or exceeds the levels hereinafter set forth in the table below. For purposes of determining the CO2 Quality Adjustment Fees. the term "CO2 Content" shall mean the liquid volume percentage ratio of carbon dioxide (CO2) to the ethane contained in the NGL's delivered hereunder at the Delivery Point. If Seller tenders NGL's to Buyer with a CO2 Content greater than the limit set forth in Exhibit Y at the Delivery Point, Buyer shall have no obligation to accept such NGL's.

CO2 Content	CO2 Quality Adjustment Fee, per Barrel of NGL's delivered hereunder
**	**
B.
Excess Methane Quality Adjustment Fees.    If the ratio of the methane to the ethane delivered hereunder in the NGL's is greater than ** percent (**%) on a liquid volume basis, then Buyer shall deduct from the payments due Seller hereunder an Excess Methane Quality Adjustment Fee equal to ** per Barrel of NGL's delivered at the Delivery Point. If Seller tenders NGL's to Buyer with a methane to ethane ratio of ** or more, Buyer shall have no obligation to accept such NGL's.

C.
Calculation of Quality Adjustment Fees.    If this Agreement is amended to add additional plants, then all quality adjustment fees payable hereunder shall be calculated and determined on a plant-by-plant basis, rather than based upon the aggregate NGL's delivered hereunder from all plants whose NGL's are dedicated for delivery under this Agreement.

8.    Alternative Connections.    Notwithstanding anything to the contrary contained herein, if the Plant is shut down or the natural gas and NGL's previously being processed in the Plant are diverted to another gas plant(s), Buyer (or its Affiliate) shall have the right, at its option, to connect the other gas plant(s) at issue in order to receive the NGL's Seller or its Affiliates Own or Control that would have otherwise been extracted at the Plant. In the event of such a diversion, Seller shall, within thirty (30) Days prior to such diversion, notify Buyer of the diversion. If Buyer wishes to exercise its option, it shall so notify Seller, within thirty (30) Days of its receipt of Seller's notice, of Buyer's intent (or its Affiliate's) to so connect to the new gas plant(s), and thereafter shall, at Buyer's (or its Affiliate's) own cost and expense, connect the new gas plant(s) as soon as is reasonably practicable. Upon such connection, the NGL's Owned or Controlled by Seller or its Affiliates which are produced at such new gas plant(s) and which were diverted from the Plant shall be delivered under the terms and conditions of this Agreement, and the interconnection between Buyer's, or its Affiliate's, facilities and the new gas plant's facilities shall be deemed an additional Delivery Point under this Agreement. If Buyer (or its Affiliate) does not so elect to connect the new gas plant(s), then the NGL's Owned or Controlled by Seller or its Affiliates which are produced at such new gas plant(s) shall be released from this Agreement. Provided, however, NGL's which are diverted to another gas plant which is connected and flowing NGL's to Buyer or its Affiliate may continue to be delivered hereunder pursuant to the terms and conditions of this Agreement, at Buyer's option.

9.    Payments, Taxes.

A.
Payment.    No later than the 10th Day of the Month following the Month of actual deliveries of NGL's, under this Agreement, Buyer shall prepare and transmit to Seller a statement reflecting the applicable Month's NGL purchase activity hereunder which describes and details the receipts, applicable purchase price, Adjusted Base Differential calculations and deductions, Quality Adjustment Fees calculations and deductions, changes in Linefill retainage, if any, and any other fees or charges provided for herein attributable to the NGL's purchased hereunder. Such statement may be transmitted to Seller via facsimile or e-mail to the appropriate address provided in Section 18 below. Additionally, no later than the 10th Day of the Month following the Month of actual deliveries of NGL' s hereunder, Buyer shall transmit by wire transfer (but not ACH) the net amount due reflected on the aforementioned statement to the appropriate address/account provided in Section 18 below.

B.
Challenge of Statements/Payments.    As a condition precedent to either Party's right to challenge the correctness of any statement or payment under this Agreement, the challenging Party must, within ** Days following the date of any such statement or the date of any such payment, as the case may be, notify the other Party in writing of the basis for such challenge. With respect to all invoices or payments for which such notice is not timely given, such invoices and payments shall be conclusively presumed correct. Buyer shall pay all undisputed amounts and shall describe its disputes in writing specifically setting forth its objection and differences with such statement or payments and reasonable documentation for such differences. Each Party shall have the right, at its own expense, upon reasonable notice and at reasonable times to examine, audit and to obtain copies of the relevant portion. of the books and records of the other Party only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, performance or computation made under this Agreement. This right to examine, audit and obtain copies shall not be available with respect to proprietary information not directly relevant to the transactions under this Agreement.

C.
Taxes.    Seller shall assume liability for, and pay all taxes, including all new taxes or increases in existing taxes including excise taxes, and any superfund petroleum taxes, (but excluding net income, excess profits, or corporate franchise taxes) imposed by any governmental authority upon the processing, severance, manufacture, or delivery of the NGL's. Seller agrees to indemnify and hold Buyer harmless from and against any and all claims, causes of action, proceedings, judgments, interest, penalties, fees or other liabilities brought by or awarded to third parties arising out of or connected with any taxes to be paid by Seller pursuant to this Section. Said indemnity includes payments of attorney's fees and expenses incurred in defense of said claims, proceedings or causes of action. Without limiting the foregoing, Seller agrees to indemnify and hold harmless Buyer from any taxes, penalties, fines, or interest incurred or suffered by Buyer on account of proper assessment of severance taxes imposed with respect to the purchase of NGL's by the appropriate taxing authority. "Severance taxes" are those taxes imposed upon the severance of natural resources from the land or upon related incidents. Seller shall, upon execution of this Agreement, complete the Severance Tax Affidavit form set forth in Exhibit A. Seller agrees to notify Buyer immediately upon the occurrence of any event which would make Seller's initialed statement in Exhibit A false and to sign a new Severance Tax Affidavit at Buyer's request. To the extent Seller did hold title to the NGL's at the time the NGL's were first severed from the land and has not since transferred such title, Seller agrees as follows:

i.
To the extent permitted by law, Seller shall properly file and pay all severance tax and report all associated information with respect to such NGL's in a timely fashion to the appropriate taxing authority and make any elections which allows it to so file, pay, and report.

ii.
If permission from the taxing authority is required for Seller to file and pay such taxes and report such information, Seller shall immediately take any and all action necessary to gain such permission, notify Buyer what action has been taken and how and when such action has been resolved, and provide Buyer with written evidence of such resolution.

iii.
In the event Seller is prohibited by law from filing and paying severance taxes with respect to the NGL's and/or reporting associated information, Seller agrees to provide all information which is necessary for Buyer to file all necessary reports and returns with the taxing authority and to remit the tax. Seller shall provide such information to Buyer as soon as practicable but no later than the five (5) Days prior to the date upon which such reports, returns, and payments are due by law.

D.
Late Payment.    Should Buyer fail to pay any amounts due (other than amounts disputed in good faith) according to the terms herein, and if such non-payment continues for five (5) Days after written notice of such failure, Seller may: (i) cease to make further deliveries hereunder until Buyer has paid the late payment, (ii) refuse to make further deliveries hereunder except upon receipt of security in the form and for the term reasonably specified by Seller, including, but not limited to, a standby irrevocable letter of credit, or a prepayment, and/or (iii) after providing an additional five (5) Business Days written notice, terminate this Agreement; provided, however, that the exercise of such rights shall be in addition to any and all other remedies available Seller, whether in law or equity, under this Agreement, or otherwise.

E.
Interest on Late Payments.    Any amounts due Seller and not received in the time period set forth in Section 9.A shall bear interest at one percent (1%) per Month, from the date due until the date of payment, not to exceed the maximum rate allowed by law.

F.
Purchase Confirmation.    Buyer will deliver to Seller each Month a statement of purchases hereunder during the previous Month. If, for whatever reason, Seller does not object in writing to such statement specifically setting forth its objection and differences with such statement and reasonable documentation for such differences, within ** Days of the date of such statement, then Seller shall be deemed to have waived any right or ability to challenge the correctness of such statement

G.
Remedies Cumulative.    The remedies set forth in Section 10, Credit, and Section 15, Defaults, shall be in addition to the remedies set forth above.

10.    Credit.

A.
Satisfactory Credit.    Based upon the duties and amounts outstanding or payable under this Agreement, each Party shall establish and maintain credit reasonably satisfactory to the other Party during the term of this Agreement. If a Party fails to maintain satisfactory credit, the other Party may suspend performance under this Agreement until satisfactory credit is reestablished.

B.
Insecurity.    When reasonable grounds for insecurity of payment or title arise, the Party claiming such insecurity may demand adequate assurance of performance, and in the absence of such assurance from the other Party within two (2) Business Days, suspend further performance and/or terminate this Agreement. Adequate assurance shall mean security in the form, amount and for the term reasonably specified by the demanding Party, including, but not limited to, a standby irrevocable letter of credit, a prepayment, a security interest in an asset acceptable to the demanding Party or a guarantee by an entity deemed creditworthy at the sole discretion of the demanding Party.

11.    Measurement. Sampling and Analysis.    The measurement systems used to measure NGL's delivered hereunder shall be designed, installed and operated by Buyer or Buyer's designee, at Buyer's expense; however, Seller, at Seller's cost and expense, shall provide any necessary electrical power to Buyer's building to operate such meter, sampler and any other concomitant equipment. Buyer shall, insofar as Seller has the right to convey such rights, have a license and servitude on any leasehold or premises of Seller for installing, operating, and maintaining equipment necessary or reasonably desirable for Buyer to perform measurement services hereunder, with the right to remove the same before or within a reasonable time after the termination or expiration of this Agreement.

A.
Standards.    The measurement facility shall be capable of measuring the volume of NGL's delivered hereunder up to 1,440 psig, and shall be installed, calibrated, proved and maintained substantially in accordance in all material aspects with the following API Manual of Petroleum Measurement Standards and GPA Technical Standards:

1.
API Chapter 1 , Vocabulary;

ii.
API Chapter 4, Proving Systems: Section 2-Conventional Pipe Provers; Section 3-Small Volume Provers;

iii.
API Chapter 5, Metering: Section 3-Measurement of Liquid Hydrocarbon by Turbine Meters; Section 4-Accessory Equipment for Liquid Meters;

IV.
API Chapter 7, Temperature Determination;

v.
API Chapter 14, Natural Gas Fluids Measurement: Section 6-Continuous Density Measurement; Section 7-Mass Measurement of Natural Gas Liquids; Section 8-Liquefied Petroleum Gas Measurement;

  vi.
  GPA Standard 8182 Standard for the Mass Measurement of Natural Gas Liquids;

  vii.
  GPA Standard 2174-0btaining Liquid Hydrocarbon Samples for Analysis by Gas Chromatography;

  viii.
  OPA Standard 2177-Analysis of Demethanized Hydrocarbon Liquid Mixtures

  ix.
  Containing Nitrogen and Carbon Dioxide by Gas Chromatography;

  x.
  GPA Standard 2186-Tentative Method for the Extended Analysis of Hydrocarbon Liquid Mixtures Containing Nitrogen and Carbon Dioxide by Temperature Programmed Gas Chromatography;

  xi.
  GPA Standard 2145-Physical Constants for Paraffin Hydrocarbons and Other Components of Natural Gas;

  xii.
  GPA Standard 8173-Method for Converting Mass Natural Gas Liquids and Vapors to Equivalent Liquid Volumes (English Units); and

  xiii.
  GPA TP-17 -Table of Physical Properties of Hydrocarbons for Extended Analysis of Natural Gases.

  Notwithstanding anything to the contrary, references to Standards and Technical Publications in this Section shall mean those which are effective as of January 1, 2003. Buyer shall have the right, but not the obligation, to implement subsequent revisions, rewrites, withdrawals, additions and new Standards or Technical Publications. If Seller submits to Buyer notice in writing requesting Buyer or its designee to implement or not to implement any subsequent revisions, rewrites, withdrawals, additions, new Standards or Technical Publications, which such request shall include the technical merit for such action or inaction, then the Parties will discuss Buyer's or its designee's implementation or non-implementation of the topic of such notice. If the Parties mutually agree as to the action to be taken concerning such topic, then Buyer or its designee will apply such agreement to its measurement practices as soon as reasonably practicable.

  In order to assist Buyer or its designee in its efforts to measure NGL's in as accurate manner as possible, Seller shall exert diligent, commercially reasonable, and good faith efforts to maintain a consistent and constant flow rate, temperature and NGL composition to the extent that the established meter and density factors in effect are not significantly affected (reference API Chapter 5.3.71 and API Chapter 14.6.7.2.2 and 14.6.7.2.3 for details).

B.
Check Meter, Access.    Seller, or its representative, may at its option and expense, install and maintain check measurement equipment, which shall not interfere with the use of Buyer's or its designee's measurement equipment, or that of its designee. Seller, or its representative, shall have access during normal business hours to observe the equipment of Buyer's measurement station, or that of Buyer's designee, but readings, calibrating and adjusting thereof shall be done only by the employees, agents, representatives, of Buyer or the designees of Buyer. Similarly, should Seller exercise its option to install check measurement equipment, Buyer shall have access at all reasonable times to the check measurement equipment, but reading, calibrating and adjusting thereof shall be done only by the employees, agents, or representatives of Seller. Seller shall comply with all directions of Buyer or its designees relative to environmental, health and safety while on the premises of Buyer's fractionation, or other, facilities. Likewise, Buyer shall comply with all directions Seller or its designees relative to environmental, health and safety while on the premises of Seller's Plant, or other facilities. Each Party shall indemnify and hold the other Party and its designees harmless for any damages, costs or expenses which arise in connection with its activities while on the premises of the other Party, including the installation and operation of such check measurement equipment.

C.
Tickets, Meter Tests.    Meter tickets shall be written at the end of each Month. On or before the fifth (5th) Business Day of the Month following the production Month, Buyer or its designee will provide Seller a copy of the meter ticket. On a scheduled Day of each Month, or at other mutually agreeable intervals, Buyer or its designee will test and verify the accuracy of its measurement equipment in accordance with the appropriate above referenced standards. Buyer or its designee shall give Seller notice of the date and time of each test sufficiently in advance to permit Seller to have a representative present to witness such test. Buyer or its designee will promptly provide Seller a copy of each such test result. If either Party to this Agreement shall notify the other Party that it desires a special test of the measurement equipment, the Parties shall cooperate to secure a timely verification of such equipment. The Party making the request shall bear all costs of the special test, which may include but not be limited to reimbursement of the other Party's costs associated therewith.

D.
Meter and Density Factor Deviation.    The determined meter and density factors shall be applied to the daily registered volume and mass for the measurement station until the next applicable correction is determined. If any test shows the meter or density factor is in error by less than .25%, such equipment will be considered as correct; provided, however, such equipment or correction factors will be properly adjusted to zero error. If any test shows the meter or densitometer factor then in use is in error by more than .25%, but less than .50%, it shall be the decision of the concerned field parties as to the scope and corrective action taken, if any. Deviation of factor(s) greater than .50% under similar conditions will not be acceptable and Buyer or its designee shall proceed with diligence to effect the required maintenance, repairs or replacement. If any test shows the measurement equipment is in error by less than a total of one-half of one percent (.50%), previous readings of such equipment will be considered as correct; provided, however, such equipment or correction factors will be properly adjusted to zero error.

E.
Volume Adjustments.    If any test shows the measurement equipment and factors then in use are in error so that the total measurement error exceeds one-half of one percent (.50%), such equipment or correction factors will be properly adjusted to zero error and the previous readings of such equipment will be corrected for any prior period of inaccuracy if the correct readings are known or are agreed upon by the Parties. For any error not known or not agreed upon for the period in which the equipment was inaccurate or out of service, the volume of NGL's shall be determined by the first of the following methods that is applicable:

(i).	By correcting the error if the percentage of error is ascertainable by calibration test or calculation.
(ii).	By using measurements from accurate check meters that have been tested in accordance with this Agreement and were in operation during the period to be corrected.
(iii).	By any other method agreed upon by both Parties.

  For any period not known or agreed upon, such correction shall apply to one-half (1/2) of the period affected but shall not exceed sixteen (16) Days.

F.
Sampling and Analysis.    The automatic sampling equipment installed at the Delivery Point (a) shall be operated by Buyer or its designee; (b) shall be designed to accumulate a representative custody sample proportional to the flow of the NGL's passing through the measurement facilities and to prevent product vaporization; and (c) shall be equipped with mixing facilities to eliminate any stratification. Back-pressure at the sample point shall be a minimum of 200 psig greater than the product bubble point at 100° F. Buyer or its designee shall fill sample transportation containers from the sampler, for subsequent analysis, at a mutually agreeable time as close to the end of each Month as practicable. The frequency of custody samples to be taken may be changed by agreement in writing between Buyer and Seller. Each sample collected shall be divided into three identical samples. One sample shall be shipped to Buyer's Affiliate's central laboratory in Medford, Oklahoma for analysis. Such sample shall be analyzed in accordance with GPA Standard 2177, and Buyer or its designee shall provide to Seller a copy of the results of each such analysis within five (5) Business Days after the end of the Month in which the production occurred. Each Month or each quarter annual period, at Buyer's option, the molecular weight and pounds per Gallon of the hexane and heavier fraction shall be determined analytically. Seller may, at its option, analyze one of the remaining samples to verify the accuracy of Buyer's analysis. The remaining custody sample shall be retained by Buyer for a period of at least thirty (30) Days. Unless contested by Seller, the analysis so determined by Buyer or its Affiliate shall be used as the official analysis for accounting purposes. If the Parties are unable to agree on the analysis, the retained sample shall be sent to a mutually agreeable independent laboratory for analysis. If the molar percentages for these same components as determined by the independent laboratory fall outside the reproducibility statement limits, as published in GPA Standard 2177, of the percentages as determined by Buyer or its Affiliate for these same components, the commercial analysis shall be used rather than Buyer's or its Affiliate's analysis, and Buyer shall bear the cost of the analysis conducted by the laboratory; otherwise, however, the analysis conducted by Buyer or its Affiliate shall be used exclusively and Seller shall bear the cost of the commercial laboratory' s analysis. If a sample is not available for a particular period, the Parties shall determine an analysis based on (i) samples taken from Seller's check sampler that was maintained in accordance with the applicable standards and the applicable technical guidelines, and was in operation during the period in question; or (ii) the most recent mutually accepted data applicable to the operating conditions of the facility during the period in question.

12.    Records.    Each Party shall retain all accounting records and documents related to this Agreement and prepared by such Party for a period of not less than two (2) Years after the origination date of the document.

13.    Custody and Title.    Possession, title, and risk of loss to the NGL's shall pass from Seller to Buyer and vest in Buyer at the inlet flange connection at the Delivery Point. Upon receipt of the NGL's. Buyer will be deemed to have exclusive ownership and control of said NGL's and shall be responsible for any injuries or damages caused thereby, except to the extent such injuries or damages are caused by the actions or omissions of Seller and/or its agents.

14.    Warranties.    Seller warrants merchantable title to the NGL's delivered to Buyer hereunder and the right to sell the same, and further warrants that all such NGL's are, at the time of delivery, free from all charges, liens, encumbrances, defects, taxes, charges and adverse claims. EXCEPT AS EXPRESSLY WARRANTED HEREIN, INCLUDING WITHOUT LIMITATION THE QUALITY SPECIFICATIONS ESTABLISHED PURSUANT TO SECTION 3.D., THERE ARE NO OTHER WARRANTIES, AND IT IS EXPRESSLY AGREED THAT SELLER MAKES NO WARRANTY, EXPRESSED OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCTS TO BE DELIVERED UNDER THIS AGREEMENT OR AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF SUCH PRODUCTS. Neither Party shall be liable for any incidental, special, indirect, consequential, exemplary or punitive damages, or damages for loss of profits or revenue, incurred by either Party or any third party, whether in an action in contract or tort (including negligence), statutory, or otherwise, even if the other Party or any other person has been advised of the possibility of such damages. The limitation of liability provisions provided for herein shall survive any termination of the Agreement. Seller agrees to indemnify and hold Buyer harmless from and against any and all claims, causes of action, judgments or liabilities brought by or awarded to third parties arising out of or connected witb any allegation that Seller or its Affiliates did not have title or the authority to sell and convey merchantable title to the same. Said indemnity includes payments of attorney's fees and expenses incurred in defense of said claims or causes of action. Said indemnity shall survive the expiration or termination of this Agreement.

15.    Indemnification.    Except as otherwise provided for in this Agreement, Seller and Buyer each assume liability for and shall indemnify, defend and hold harmless the other Party, and that Party's partners or affiliates, and their officers, employees, and agents, from and against all liability, loss, claims, strict liability claims, demands, lawsuits, judgments, orders, penalties, expenses (including but not limited to reasonable attorneys' fees), costs, and causes of action (collectively referred to as "Claims") asserted by any person or entity (including but not limited to the employees of either Seller or Buyer) for personal injury or death, for compliance with environmental laws, regulations, orders, or guidelines, or for loss or damage to property, arising from or relating to, or claimed to arise from or relate to, the activities of the indemnifying Party pursuant to this Agreement, to the extent that such Claims are caused by tbe negligence or willful misconduct of the indemnifying Party or its agents, employees or contractors.

16.    Defaults.

A.
Default.    Notwithstanding any other provision herein, the following shall each constitute an event of default by a Party ("Defaulting Party"): A Party or, if the obligations of such Party under this Agreement is guaranteed by another Party whether under this Agreement or otherwise, the guarantor ("Guarantor"), shall: (i) default in the payment or performance of any material obligation to the other Party ("Non-Defaulting Party") under this Agreement or any other contract, and such default shall continue for five Business Days after notice of such default from Non-Defaulting Party to the Defaulting Party; (ii) file a petition or otherwise commence or authorize the commencement of a proceeding or case under any bankruptcy, reorganization, or similar law for the protection of creditors or have any such petition filed or proceeding commenced against it, and such petition is not withdrawn or dismissed within thirty (30) Days; (iii) otherwise become bankrupt or insolvent (however evidenced); (iv) be unable to pay its debts as they fall due by acceleration or otherwise; (v) merge or become consolidated with any other entity or transfer, by any means, all or substantially all of its assets to another entity and the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of Defaulting Party or the Guarantor immediately prior to such action as reasonably determined by Non-Defaulting Party; or (vi) fails to give adequate security for, or assurance of, its ability to perform its obligations hereunder or under any other contract within two Business Days of a reasonable request therefore and upon reasonable grounds of insecurity; from the Non-Defaulting Party; or (vii) disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of the guaranty issued by the Guarantor.

B.
Right to **.    Upon the occurrence of an event of default described above, and for so long as such event of default is continuing, the Non-Defaulting Party shall, in addition to all other rights and remedies available, ** this Agreement ** (and in the case of any event of default described in subsections A(ii) through A(v) above, **.

C.
Indemnity.    A Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all losses, damages, costs and expenses including reasonable attorney's fees (collectively "Losses"), incurred in connection with an event of default, termination, or exercise of any remedies hereunder. The Non-Defaulting Party shall, in a commercially reasonable manner, calculate its Losses, if any, resulting from such default, termination or exercise of remedies.

D.
Right of Setoff.    Without limitation, each Party may net and set off amounts which it or any of its Affiliates owe to the other Party against any amounts which the other Party owes to it or any of its Affiliates (whether hereunder, under a forward contract or any other contract, and whether due or to become due, including without limitation Buyer's obligations under Section 5.B.). Such netting or setting off Party shall notify the other Party of the net amount owed to it and its Affiliates, and the other Party shall pay such amount in full within five Business Days of such notice being given, which amount shall bear interest at the prime rate as listed in the Wall Street Journal, plus two (2) percentage points from the date of termination.

E.
No Prejudice.    This Section 15 shall be without prejudice and in addition to any right of termination, setoff, combination of accounts, lien, or other right to which Seller is at any time otherwise entitled (whether by operation of law, contract, or otherwise).

F.
Final Performance.    Notwithstanding any provision herein to the contrary, Seller shall not be required to pay to Buyer any amount due under this Agreement until Seller receives confirmation satisfactory to it, in its reasonable discretion, that all obligations of any kind whatsoever of Buyer to make any payments to Seller or any of the Affiliates of Seller under this or any other contract have been or will be fully and finally performed; nor shall Seller be required to compensate Buyer for any Losses incurred by Buyer in connection with a default or termination hereunder.

G.
Forward Contract, Forward Contract Merchant.    The Parties agree that this Agreement constitutes a "Forward Contract" and that each Party is a "Forward Contract Merchant" for purposes of Section 556 of the U.S. Bankruptcy Code.

H.
Rights Cumulative.    The rights under this provision shall be in addition to, and not in limitation or exclusion of, any other rights which a Party may have (whether by agreement, operation of law or otherwise), including any right and remedies under the Uniform Commercial Code.

I.
Attorney's Fees.    In the event of a lawsuit arising out of the performance of this Agreement, the prevailing Party shall be entitled to its reasonable attorney's fees and court costs for prosecuting or defending such action from the non-prevailing Party.

17.    Excuse of Performance.

A.
Excuse by Force Majeure.    If either Party is rendered unable by Force Majeure to carry out its obligations under this Agreement (other than the obligation to make payments of monies due hereunder), then that Party shall give prompt written notice of the Force Majeure stating facts supporting such claim of inability to perform. Thereupon, such Party's obligations under this Agreement (other than the obligation to make payments of monies due hereunder), to the extent so affected shall be suspended during the continuation of an inability so caused, but for no longer period, but this Agreement shall otherwise remain unaffected. The Party claiming Force Majeure shall use due diligence to remove the cause and mitigate its impact with all reasonable dispatch; provided, however, that this provision shall not require the settlement Economic Force Majeure described below, or of strikes, lockouts, or other labor difficulty of the Party involved, when such course is determined inadvisable by the Party having the difficulty.

B.
Definition of Force Majeure.    The term "Force Majeure," as employed herein, shall include strikes, lockouts, or other industrial disturbances; wars, sabotage, terrorism, blockades, insurrections, or acts of the public enemy; epidemics, landslides, lightning, earthquakes, tornadoes, loss of utilities, fires, storms, floods, washouts, or other acts of God; arrests or restraints of governments and people; compliance (voluntary or involuntary) with federal, state or local laws, rules or regulations, permits, acts, orders, directives, requisitions, or requests of any official or agency of the federal, state, or local governments; rationing of, shortages of, or inability to obtain or use any material or equipment; riots or civil disturbances, fires, explosions, failures, disruptions, breakdowns, or accidents to machinery, facilities, or lines of pipe (whether owned, teased or rented); the testing, making repairs, turnarounds, performing maintenance, alterations, enlargements or connections to machinery, facilities, or lines of pipe (whether owned, leased or rented); the necessity to not operate, or to reduce the operation of, equipment to protect the safety of the public and/or environment; freezing of lines; embargoes, priorities, expropriation, or condemnation by government or governmental authorities; interference by civil or military authorities; any inability to either tender or receive NGL's that is caused by pipeline prorationing or lack of capacity, and any cause which is not reasonably within the control of the Party, or its Affiliates, claiming suspension. A third party's event of Force Majeure preventing the performance of a Party hereunder shall be deemed an event of Force Majeure for such Party for all purposes herein.

C.
Excuse by Uneconomic Operations.    If, in the sole discretion of Buyer or its Affiliates, the continued operation of a portion of, or all, of the Fractionation and Gathering System is or becomes uneconomic, then Buyer or its Affiliates shall have the right to shut down the uneconomic portion of such Fractionation and Gathering System with at least one Year prior written notice to Seller. For purposes of this Section, the "Fractionation and Gathering System" includes all NGL pipelines, fractionation facilities, loading or unloading facilities, or other physical facilities utilized in the performance of this Agreement that are owned by Buyer or its Affiliates. If Buyer or its Affiliate(s) shuts down the entire portion of the Fractionation and Gathering System serving Seller, this Agreement shall terminate. If only a portion of such System is shut down, Buyer shall have the right, to be exercised by written notice given to Seller within thirty (30) Days after Buyer notifies Seller of the shut down, to continue to receive any NGL's affected by the shut down through other existing portions of the Fractionation and Gathering System or new portions of the Fractionation and Gathering System to be built or acquired (the "Alternate Facilities"), and this Agreement shall continue in full force and effect as to all unaffected volumes of NGL's and as to any volumes of NGL's which Buyer notifies Seller it will continue to receive through the Alternate Facilities. If the conditions set forth above are met, Buyer shall begin utilizing its Alternate Facilities as soon as is reasonably practicable.

D.
Excuse by Uneconomic Operations (Seller).    If, in the sole discretion of Seller or its Affiliates, the continued operation of the Plant is or becomes permanently uneconomic, then Seller or its Affiliates shall have the right to permanently shut down the Plant and terminate this Agreement with at least one Year prior written notice to Buyer.

18.    Assignment.    The rights and obligations of this Agreement shall bind and inure to the respective successors and assigns of the Parties hereto. However, any assignment or attempted assignment, except to an Affiliate, shall be void without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, delayed or denied except for reasons which may include, but not be limited to the creditworthiness of the assignee. Seller further agrees that it and its Affiliates will not sell or assign their interest in the NGL's subject to this Agreement or in the Plant unless (i) contemporaneously with such sale or assignment, this Agreement is assigned to such assignee; and (ii) the buyer or assignee agrees, in a writing executed by an authorized representative of the buyer or assignee and delivered to Buyer, that it and the NGL's so sold or assigned shall be bound by, and subject to this Agreement.

18.    Notices.    Written notices, demands and statements shall be directed as follows:

        General Notices and writings:

Buyer:	Seller:
ONEOK Hydrocarbon, L.P. P.O. Box 871, MD 2-1 Tulsa, Oklahoma 74103-4298 Attn: Sheridan Swords Telephone: (918) 588-7010 Fax: (918) 588-7877 E-mail:sheridan.swords@oneok.com	MarkWest Western Oklahoma Gas Company, L.L.C.
1515 Arapahoe Street, Tower 2
Suite 700
Denver, CO 80202
Attn: John Mollenkopf
Telephone: (303) 290-8700
Fax: (303) 290-8769
E-mail: jmollenkopf@tnarkwest.com

        Statements, Invoices:

Buver:	Seller:
ONEOK Hydrocarbon, L.P. Attn: Brenda Balmer 100 W 5TH STREET Tulsa, OK 74103	MarkWest Western Oklahoma Gas Company, L.L.C. 1515 Arapahoe Street, Tower 2 Suite 700 Denver, CO 80202 Attn: Accounts Receivable/Accounts Payable Telephone: (303) 290-8700 Fax: (303) 290-8769 E-mail:

        Wire Payments:

Buver:	Seller:
**	**

        Notices, demands, and statements shall be deemed received the Day after the Day of mailing if mailed by United States express or certified mail, return receipt requested, and, in all other cases, deemed received upon the actual Day of delivery or, if transmitted by facsimile, on the Day the transmission is sent, if sent during normal business hours. Either Party may change its address shown above by notifying the other Party, in writing, of such change in accordance with this Section.

19.   Interpretation.

A.
Laws.    This Agreement is in all respects subject to all federal, state and local laws and all directives, regulations and orders issued or published by any federal, state or local boards, commission or agency, but nothing contained herein shall be construed as a waiver of any right to question or contest any such order, law, rule or regulation. The Parties shall be entitled to regard all such laws, rules, regulations and orders as valid and may act in accordance therewith until such time as the same may be invalidated by final judgment in a court of competent jurisdiction.

B.
Entire Agreement.    This Agreement sets forth the final and complete agreement between the Parties with respect to this subject matter and upon the Effective Date supersedes all prior and previous contracts, understandings, negotiations and dealings between the Parties with respect to this subject matter. Upon the Effective Date, purchases of NGL's Owned or Controlled by Seller at the Plant shall be governed by this Agreement, and all previous agreements between the Parties pertaining to the exchange or purchase of NGL's from the Plant shall terminate and be superseded by this Agreement. Notwithstanding the foregoing, the obligations under that certain Natural Gas Liquids Purchase Agreement dated August 16, 1999 among the Parties, that are continuing in accordance with the terms of such agreement shall not be terminated by pursuant to this paragraph.

C.
Course of Dealing. etc.    Neither course of performance, nor course of dealing, nor usage of trade shall be used to qualify, explain or supplement any of the terms of this Agreement.

D.
Governing Law.    This Agreement and its negotiation, execution, performance or nonperformance (including termination), interpretation, construction and enforcement shall governed by the law, both procedural and substantive, of the State of Oklahoma without regard to principles regarding conflicts of law.

E.
Waiver.    No waiver by either Party of any breach by the other Party of any of the terms of this Agreement shall be construed as a waiver of any subsequent breach, whether of the same or of a different term of Agreement.

F.
Headings and Sections.    All references to "Sections" herein pertain to Sections of this Agreement, unless expressly stated otherwise. Headings are for purposes of reference only and shall not be used to construe the meaning of this Agreement.

G.
No Third Party Beneficiary.    This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns, and shall not inure to the benefit of any other person whomsoever, it being the intention of the Parties that no third parties, other than Affiliates of the Parties hereto as may be specifically set forth herein for the limited purposes stated, shall be deemed a third party beneficiary of this Agreement or otherwise have any rights hereunder.

H.
No Partnership or Association.    The Parties are independent contractors only. Nothing contained in this Agreement shall be construed to create an association, trust, partnership, principal/agent, joint enterprise, or joint venture relationship or impose a trust, fiduciary or other duty, obligation, or liability imposing vicarious liability on or with regard to either Party.

I.
Exhibits.    Appendix 1 and Exhibits A and Y, each attached hereto, are hereby incorporated and made a part of this Agreement.

J.
No Interpretation Against Draftsman.    The Parties acknowledge and agree that the language used in this Agreement shall be deemed to be chosen by the joint action of the Parties hereto to express their mutual intent, and no rule of strict construction against anyone Party shall be applied hereto. No implications or inferences shall be drawn from the deletion or addition to terms of previous drafts or versions of this Agreement. Buyer and Seller each acknowledge for itself that it has had the opportunity to participate in the preparation of this Agreement, and that, therefore, in the event of any ambiguity in, or controversy with respect to, the meaning of any term or provision contained in this Agreement, no presumption or inference shall be drawn against either Seller's or Buyer's interpretation or construction of this Agreement by reason of such Party's or its counsel's participation in the drafting of this Agreement.

20.    Confidentiality.    Each Party recognizes and acknowledges each Parties' proprietary interest in this Agreement and each Party agrees to hold in confidence and not to divulge any of the contents hereof or information obtained in association with this Agreement to any other third party, person, firm, corporation or other entity. Each Party further agrees to be responsible for enforcing the confidentiality of this Agreement and agrees to take such action as necessary to prevent any disclosure by any of its agents or employees.

21.    Amendments.    No modification of, addition to, or waiver of any of the terms of this Agreement shall be binding upon either Party unless in writing and signed by an authorized representative of such Party.

        IN WITNESS WHEREFORE, the undersigned Parties have executed this Agreement in duplicate originals as of date first set forth above.

Seller:		Buyer:
MARKWEST WESTERN OKLAHOMA GAS COMPANY, L.L.C.		ONEOK HYDROCARBON, L.P.
By: ONEOK Hydrocarbon GP, L.L.C., its general partner
By:	/s/ Frank Semple	By:	/s/ Sheridan Swords
Printed Name:	Frank Semple	Printed Name:	Sheridan Swords
Title:	President	Title:	Vice-President

 EXHIBIT A

SEVERANCE TAX AFFIDAVIT

        Check and initial the box next to the statement which applies:

  ☒
  Seller hereby represents to Buyer that Seller did not hold title to any of the NGLs being purchased under this Agreement at the time such NGL's were first severed from the land.

  ☐
  Seller hereby represents to Buyer that Seller did hold title to all of the NOL's being purchased under this Agreement at the time such NGL's were first severed from the land and that such title has not since been transferred.

  ☐
  Seller hereby represents to Buyer that Seller did hold title to a portion of the NGL's being purchased under this Agreement at the time such NGL's were first severed from the land and that such title to that portion has not since been transferred.

        Seller represents that the statement next to the initialed box above is true and correct.

Name:	/s/ John Mollenkopf John Mollenkopf	Date:	8/29/06
Title:	SVP

 APPENDIX I
An example of the computations for Fuel Gas and electric power adjustments in Section 6.

        **

 EXHIBIT Y, SPECIFICATIONS, DEMETHANlZED MIX (NGL'S)

        **

QuickLinks

  Exhibit 10.33
TABLE OF CONTENTS
NATURAL GAS LIOUIDS PURCHASE AGREEMENT
EXHIBIT A SEVERANCE TAX AFFIDAVIT
APPENDIX I An example of the computations for Fuel Gas and electric power adjustments in Section 6.
EXHIBIT Y, SPECIFICATIONS, DEMETHANlZED MIX (NGL'S)